Exhibit 2.4

FORM OF COMPUTER AND DATA PROCESSING

TRANSITION SERVICES AGREEMENT

This COMPUTER AND DATA PROCESSING TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of             , 2016, is by and between CHSPSC, LLC, a Delaware limited liability company (“CHSPSC”), and QHCCS, LLC, a Delaware limited liability company (together with its successors and permitted assigns, hereinafter sometimes referred to as “Customer”).

W I T N E S S E T H:

WHEREAS, the board of directors of Community Health Systems, Inc., a Delaware corporation (“CHS”), has determined that it is appropriate and advisable to separate (i) thirty-eight (38) of CHS’s hospitals and related business operations and (ii) Quorum Health Resources, LLC, a hospital management advisory and consulting services business, from CHS’s other hospitals and businesses;

WHEREAS, in order to effectuate the foregoing, CHS and Quorum Health Corporation, a Delaware corporation (“QHC”), have entered into a Separation and Distribution Agreement, dated as of [            ], 2016 (the “Separation and Distribution Agreement”), which provides for, among other things, the contribution from CHS to QHC of certain assets, the assumption by QHC of certain liabilities from CHS, the distribution by CHS of QHC common stock to CHS shareholders, and the execution and delivery of certain agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein; and

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation and Distribution Agreement, the Parties (as defined herein) desire to enter into this Agreement to set forth the terms and conditions pursuant to which CHSPSC shall provide to Customer the services described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, CHSPSC and Customer agree as follows:

1. Definitions. The following terms shall have the meanings set forth below:

Additional Services. See the definition in Section 3(a).

Affiliate. Any person or entity that Controls, is Controlled by or is under common Control with another person or entity.

Business Associate Agreement or BAA. The Business Associate Agreement between CHSPSC and Customer dated             , 2016.

Calculation Period. See the definition set forth in Section 2(h) below.

CHS Entities. Collectively, Community Health Systems, Inc., a Delaware corporation (“CHS”), its successors (if any), and Affiliates of CHS that receive information technology services from CHSPSC.

CHSPSC Software. The software listed in Schedule A hereto and identified as being owned by CHSPSC and any other software owned by CHSPSC that is used to provide any Services at any time during the Term, including Enhancements, upgrades and custom development to any of such software.

CHSPSC Update. See definition in Section 3(c) below.

Communication Lines. The telephone communication and diagnostic lines for data transmission with the Data Center and/or CHSPSC, whether dedicated or not.

Consumer Price Index. All Items of the United States Consumer Price Index published by the United States Department of Labor, All Cities Average (1986=100) or such other successor index as the Parties shall agree in writing.

Contract Entity. An Affiliate of Customer or an entity that is a party to a contractual relationship with Customer if the relationship involves more than providing information technology services (such as a party to a joint venture or a lease, management or general services arrangement with respect to a hospital or other entity that is not an Affiliate of Customer). The Contract Entities to receive the Services and/or license the Software are set forth in Schedule A to this Agreement, which Schedule may be amended from time to time as provided herein.

Control. The ability, directly or indirectly, to elect a majority of the Board of Directors or similar governing body of an entity or to otherwise direct the management of the entity and/or the use of all or substantially all of its assets. This definition shall also apply to the terms “Controlling” and “Controlled by.”

Cure Period. See the definition set forth in Section 11(c) below.

Customer Data. See the definition set forth in Section 8(a) below.

Customizations. See the definition set forth in Section 3(b) below.

Data Center. The CHSPSC Data Center(s) located in Franklin, Tennessee and/or any of CHSPSC’s Data Centers containing computer processing equipment and the Software used by CHSPSC to provide the Services, or such other facilities as CHSPSC may establish from time to time.

Divested Facility. See definition in Section 12(d).

Documentation. The description of how to use the Services and their functionality and the related security policies and procedures with respect to the Services as most recently updated by CHSPSC pursuant to this Agreement.

Effective Time. 12:01 A.M. on             , 2016.

Equipment. The computer hardware located at the Facilities and, to the extent used in connection with the Services, the computer hardware located at any Affiliate or Contract Entity.

Facility/Facilities. The hospitals and other healthcare providers that are Affiliates of Customer or are owned by Customer or Affiliates of Customer. The Facilities to receive the Services and/or license the Software are set forth in Schedule A to this Agreement, which Schedule may be amended from time to time as provided herein.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.

HIPAA Rules. The rules and regulations implementing the transaction and code set, privacy, security and other requirements set forth in the administrative simplification provisions of HIPAA.

Malicious Code. See definition in Section 9(g) below.

Monthly Fees. The fees for monthly service under this Agreement as more fully set forth in Section 2 and Schedule B.

New Software. See definition in Section 3(d) below.

Operational Customer Data. See definition in Section 8(a) below.

Parties. Collectively the individual entities which execute this Agreement.

Services. The installation, support, training, maintenance, data processing and other services provided to Customer by CHSPSC pursuant to this Agreement. “Services” includes the Wide Area Network and the Communications Lines.

Software. The computer software identified in Schedule A hereto as either CHSPSC Software or Third Party Software (and any future additional software and/or replacement software) which is used by CHSPSC in providing the Services to Customer, including Enhancements, upgrades and custom development.

Systems. The Equipment and Software functioning together, located at one or more Facilities, Affiliates and Contract Entities.

Term. The period beginning at the Effective Time of this Agreement as set forth above and ending on December 31, 2020 unless earlier terminated pursuant to this Agreement.

Third-Party Software. The software owned by any third party that is licensed or otherwise made available to CHSPSC and used to perform Services now and in the future, including the software listed on Schedule A hereto and software used by third parties as application service providers.

Third-Party Updates. See the definition set forth in Section 3(c)(1).

Wide Area Network. The proprietary wide area network currently provided by CHSPSC for use by Customer, its Facilities, Contract Entities and Affiliates that receive Services hereunder and CHS Entities to deliver CHSPSC products and/or services (for example, e-mail, host application access, file transmission).

2. Services, Systems, Data, Payment.

(a) CHSPSC shall provide, and Customer shall purchase from CHSPSC, the Services and/or licenses to the Software described in the Schedules hereto, upon the terms and subject to the conditions of this Agreement, for the benefit of Customer and the Facilities, Contract Entities and Affiliates that Customer may designate from time to time with respect to all or a portion of the Services. CHSPSC shall prepare a statement of work with respect to any new Facilities, Contract Entities or Affiliates proposed by Customer to be added to this Agreement, for review and acceptance by Customer. Upon acceptance by Customer, information regarding the new Facility, Contract Entity or Affiliate will be reflected in the Schedules to this Agreement. The invoices provided hereunder for the Services shall identify the Facilities, Affiliates and Contract Entities and the Monthly Fees for each for the month which is the subject of the invoice. The parties shall promptly work together in good faith to resolve any disagreement regarding which Facilities, Affiliates or Contract Entities are then to receive all or a portion of the Services.

(b) Except as otherwise required by HIPAA, the HIPAA Rules, the Business Associate Agreement, other federal incentive programs or the requirements of payers, CHSPSC shall designate certain coding and naming conventions for the form of Customer Data and shall provide to Customer the coding requirements for transmitting Customer Data to the Data Center and the treatment given to different account and processing codes used by CHSPSC. CHSPSC reserves the right to make changes in operating procedures, coding and naming conventions, hardware and network configurations and applications and systems programming. CHSPSC shall provide Customer with notice of such changes as far in advance as possible, but in no event less than thirty (30) days. Customer shall be responsible for, and bear the cost of, (i) coding and transmitting Customer Data to the Data Center, (ii) supervising the conversion of its financial data into a form that can be processed by CHSPSC in accordance with the foregoing, (iii) determining whether it has complied with applicable accounting practices, (iv) determining whether it has complied with applicable state and federal regulations governing financial reporting obligations, (v) verifying the accuracy of Customer Data generated by Customer if, in Customer’s sole discretion, it chooses to perform such verification and (vi) maintaining prudent internal controls of reports and Customer Data.

(c) Customer shall pay the Monthly Fees to CHSPSC on behalf of the Facilities, Affiliates and Contract Entities for the Services rendered and licenses granted in accordance with the terms and subject to the conditions contained herein and in the Schedules hereto. CHSPSC grants licenses only related to CHSPSC Software such as CAPS and AUTOCA. The prices set forth on Schedule B are subject to change as set forth in Section 2(i) below. The Monthly Fees set forth in Schedule B and payable pursuant to subsection 2(g) below shall be the only fees and costs payable hereunder other than (i) amounts payable for travel under subsection (e) below, (ii) interface development and deployment, which shall be charged in accordance with Schedule C, (iii) fees agreed upon in separate work orders signed by both Parties and (iv) fees (if any) that become due under Section 3 below. Except as otherwise provided in Section 3(d), all third party costs due hereunder shall be allocated on an equitable basis (i.e., based upon net revenues) among Customer, CHSPSC, all CHS Entities and any other customers of CHSPSC.

(d) In the event that Customer makes a written request for the performance of on-site Services by CHSPSC, Customer shall pay the reasonable and customary travel expenses of CHSPSC personnel performing such Services for Customer, in accordance with CHSPSC’s standard business travel policies.

(e) Unless otherwise provided herein, payment is due within thirty (30) days of the date of receipt of an invoice except to the extent that such amounts are the subject of a good faith dispute. Without limiting CHSPSC’s rights hereunder, any amounts not paid within thirty (30) days of the due date shall be subject to a late charge equal to the lesser of twelve percent (12%) per annum or the maximum amount allowed by applicable law; provided, however, that no late charge shall apply with respect to amounts reasonably disputed by Customer if written notice of such dispute is given to CHSPSC within fourteen (14) days of receipt of invoice; provided, however, that the interest on any disputed charges that are ultimately resolved against Customer shall accrue from the date payment would have otherwise been due. Disputes under this Section will be resolved pursuant to the procedure set forth in Section 12(f).

(f) Customer’s Monthly Fees are indicated in Schedule B and shall be charged with respect to each Facility, Affiliate and Contract Entity then designated by Customer to receive the Services in accordance with the scope of Services then designated by Customer to be received by such entity pursuant to Section 2(a) above.

(g) The parties acknowledge that Customer may add or divest Facilities from time to time during the Term of this Agreement. With respect to divested Facilities, CHSPSC shall provide Services as described in Section 12(d). For divested Facilities, Customer’s Monthly Fees shall be reduced beginning on the date of such Facility’s last use of the System hereunder. In the event that, during the Term of this Agreement, Customer acquires from a third party, or constructs, a hospital or health care provider establishment, such an establishment shall become a Facility and shall receive Services hereunder if and to the extent designated pursuant to Section 2(a). Customer shall not be required to add a new hospital or other health care provider establishment to this Agreement.

(h) No more than once annually and effective on January 1 during the Term, CHSPSC may increase the monthly labor fees charged pursuant to Schedule B by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period immediately preceding the January 1 on which such change shall become effective. As used herein, the “Calculation Period” means the twelve month period beginning on July 1 and ending on June 30 of the year preceding the year for which the price increase shall become effective. Notice of any fee increase with respect to a Calculation Period must be received by Customer by September 15 immediately following the Calculation Period so that Customer may advise its Affiliates of the fee increase that will affect their budgets. For example, labor fees may be increased effective January 1, 2017 by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period beginning on July 1, 2015 and ending on June 30, 2016 if CHSPSC gives written notice of such increase to Customer by September 15, 2016. In addition, CHSPSC may at any time pass through to Customer any fee increases actually charged to CHSPSC for Third-Party Software.

3. New Services and Systems; Updates.

(a) Additional Services. From time to time, CHSPSC may offer to perform and Customer may request CHSPSC to perform certain new activities for Customer (similar to, but not included in the Services provided hereunder) for such additional Monthly Fees, costs, and charges as may be negotiated by the parties, which Customer may purchase in its discretion (the “Additional Services”). These Additional Services may require Customer to pay additional fees, purchase additional Equipment or Communications Lines or license additional software, all of which shall be disclosed by CHSPSC to Customer in writing when it proposes or responds to Customer’s request for Additional Services. CHSPSC shall respond to Customer’s request for Additional Services within thirty (30) days after Customer’s written request. Customer shall not be obligated to accept any Additional Services except to the extent that Customer authorizes CHSPSC in writing to perform the Additional Services.

(b) Customizations. From time to time, Customer may request that CHSPSC create enhancements, improvements, or other changes to the Software Systems (each a “Customization”). A “Customization” may include, without limitation, a new feature or function which improves the operation, performance, or efficiency of the Software, Equipment or infrastructure standards. CHSPSC shall respond to Customer’s request for Customizations within thirty (30) days after Customer’s written request. CHSPSC or the Third-Party Software vendor may reject Customer’s request for Customizations. In particular, CHSPSC will not make changes to the System which will result in variation to its standard software configurations. Fees for Customizations shall be agreed upon in advance and paid for by Customer consistent with the terms of this Agreement and any amendment, work order, or other similar document agreed upon by the Parties.

(c) Updates.

(1) From time to time, CHSPSC may update the Third Party Software or provide updates received from the licensor for Third Party Software (a “Third Party Update”). As used herein, the term “Third Party Update” means any fix, change or modification which affects the operating performance or efficiency of the Third Party Software, but does not alter the basic functions that it performs. At the request of CHSPSC and at a mutually agreed time consistent with past practices (typically after all CHS Entities have implemented the Third Party Update), but not to exceed sixty (60) days after the last CHS Entity has implemented the Third Party Update, Customer will discontinue use of the then-current version of the Third Party Software and work with CHSPSC to implement and use the Third Party Update in accordance with the Documentation. In the event that Customer fails to use the Third Party Update as described herein, CHSPSC shall not be required to maintain or support the related Third Party Software.

(2) From time to time, CHSPSC may update the CHSPSC Software (a “CHSPSC Update”). As used herein, the term “CHSPSC Update” means any fix, change or modification which affects the operating performance or efficiency of the CHSPSC Software. At the request of CHSPSC and at a mutually agreed time consistent with past practices (typically after all CHS Entities have implemented the CHSPSC Update), but not to exceed sixty (60) days after the last CHS Entity has implemented the CHSPSC Update, Customer will discontinue use of the then-current version of the CHSPSC Software and work with CHSPSC to implement and use the CHSPSC Update in accordance with the Documentation. In the event that Customer fails to use the CHSPSC Software as described herein, CHSPSC shall not be required to maintain or support the related CHSPSC Software.

(3) From time to time, Customer may be required to accept and pay for the costs associated with a Third Party Update or a CHSPSC Update if: (A) acceptance of the Third Party Update is necessary to maintain support for the Third Party Software being utilized by Customer; (B) acceptance of the Third Party Update or the CHSPSC Update is necessary to protect the Systems from outside and internal security risks; (C) acceptance of the Third Party Update or the CHSPSC Update is necessary to ensure stable operations for the Systems; or (D) acceptance of the Third Party Update or CHSPSC Update is necessary to ensure compliance with changes in regulatory requirements.

(d) New Software. CHSPSC may, in its sole discretion, migrate to new Software (“New Software”) to replace any CHSPSC Software or Third Party Software which shall be offered to Customer by CHSPSC at a price to be determined by CHSPSC below at the time of such offering. If the Customer elects not to purchase such New Software, CHSPSC shall, at its option, either (1) continue to support the current Software utilized by Customer at prices to be reasonably determined by CHSPSC, or (2) permit Customer to contract with a third party to obtain support for the current Software utilized by Customer. The Customer shall make such election within 60 days after CHSPSC provides an offer describing such New Software and specifying the pricing for same.

(e) Notice of Change. CHSPSC shall give Customer written notice of any proposed change in the Software at or above the level of a material new release (including the proposed use of Third-Party Software instead of CHSPSC Software but not fixes and regulatory updates to any current Software) and any proposed new Services as soon as CHSPSC is aware of the proposed change or new Services and in no event shall such notice be given later than internal CHSPSC approval of the change or new Service. For purposes of this Section 3(e), a new release shall not be considered material if it is routine or if it does not change the functionality of the software or the manner in which it is used by a majority of the users. CHSPSC shall also provide the opportunity for Customer to send a Customer employee as a representative to CHSPSC strategic planning sessions at least as often as quarterly so that Customer can stay abreast of and provide input on proposed changes to the Systems.

4. Software and Wide Area Network; Prohibited Uses.

(a) The use of the CHSPSC Wide Area Network is expressly restricted to accessing the Software, Customer Data and Services provided by CHSPSC in the manner described in the Documentation. Customer acknowledges that the Wide Area Network provided by CHSPSC to support Customer’s operation is proprietary. Customer and CHSPSC shall each comply with the Documentation, which describes the responsibilities and duties of CHSPSC and the Customer in respect of the Wide Area Network. Customer shall not reverse engineer the Wide Area Network in order to obtain access to proprietary data or for any other purpose not specifically authorized herein. Customer shall not perform any of the following activities or any other activities not conforming to the stated use of the Wide Area Network and agrees to provide reasonable notification to employees at the Facilities that they shall not:

•	Place any equipment on the Wide Area Network for the purpose of recording CHSPSC electronic communications or deciphering the content and structure of CHSPSC electronic communications;

•	Access any piece or segment of the CHSPSC Wide Area Network of computing infrastructure via any telecommunications utility, for example, without limitation, Telnet and TCP/IP, other than as specified in the Documentation; or

•	Take any other action which would have the effect of impeding or prohibiting normal operation of the Wide Area Network.

In addition to the foregoing, Customer will obtain approval from CHSPSC prior to adding any additional equipment or connections to the Wide Area Network. Customer acknowledges and agrees that access to the CHSPSC Wide Area Network may be temporarily terminated at CHSPSC’s sole discretion (with notice to Customer) under the following circumstances:

•	Customer engages in unauthorized use of the Wide Area Network as indicated in this Agreement;

•	A Customer site generates a condition that interferes with the normal operation of the Wide Area Network, for example, without limitation, a hardware problem generating excessive network traffic or conflicting IP addresses are added to the network; or

•	A non-Customer site generates a condition that interferes with the normal operation of the Wide Area Network and a Customer site is taken down as part of the process of identifying and remediating the problem.

With respect to any event caused other than by a malicious act of Customer or by unauthorized use of the Wide Area Network at a Customer Facility, CHSPSC will use its reasonable best efforts to ensure that access to the Wide Area Network is restored in a timely manner. With respect to any event caused by a malicious act or the unauthorized use of the Wide Area Network, access will be restored to the specific area in which the malicious act of the unauthorized use occurred when CHSPSC has received reasonable assurance from Customer that such acts or unauthorized use will not occur again, but all access will be restored to all other areas as if the event had been caused by another type of event. CHSPSC will determine assurance in its reasonable discretion, recognizing that an interruption in service is likely to cause substantial harm.

(b) Subject to the terms in each of the licenses for Third-Party Software granted to CHSPSC and as set forth elsewhere in this Agreement, CHSPSC grants to Customer, for the Term of this Agreement, a non-transferable, non-exclusive license to use the Software as contemplated in this Agreement. In this context, “use” includes use by Customer, its Facilities, Contract Entities and/or Affiliates and medical service providers accessing directly or remotely the Software in the manner permitted by such Software and the Documentation.

(c) Customer shall have no rights to the Software or to information (other than Customer Data) obtained from the Wide Area Network not expressly granted under this Agreement. Without limiting the generality of the foregoing, Customer shall have no right to (i) alter the Software, (ii) create derivative works, (iii) distribute or sublicense the Software copies to third parties, (iv) incorporate additional software into the Software at the operating system or any other level, (v) incorporate the Software into any publicly available data base or (vi) reproduce the Software without CHSPSC’s prior written consent. Customer shall not breach the terms of any Third-Party Software license.

(d) Nothing herein shall be deemed to grant to Customer any ownership interest in the Software unless specifically granted by CHSPSC Software.

(e) Customer shall not use the Software for any purpose other than as specifically permitted by this Agreement. Customer shall not alter or delete any copyright or other proprietary notices in the Software.

(f) Customer shall have the right to copy Documentation to support use of the Software.

5. Equipment, Installation.

(a) If Customer purchases and installs Equipment (other than Equipment currently installed at each Facility and Contract Entity as of the date hereof), then Customer shall comply with the parameters set forth below and the installation guidelines in the Documentation. CHSPSC shall be fully responsible for the Communication Lines and the Wide Area Network. Selection of the most appropriate installation site for any additional Equipment within the Facility is Customer’s responsibility. At Customer’s request, CHSPSC will assist Customer in identifying installation sites, provided that in giving such assistance, CHSPSC makes no representation that any installation site is the appropriate site for Equipment. Proper installation may require the removal of walls or other alterations to the premises. Customer shall be responsible for any costs incurred in modifying the premises to accommodate the installation of any Equipment. Any damage to Customer’s Equipment and Software resulting from inadequate or incomplete site preparation for Equipment may not be covered by applicable maintenance agreements.

(b) With respect to any purchases and installations of new Equipment and Communication Lines, Customer shall perform the following to ensure adequate site preparation:

(1) When reasonably required by CHSPSC, provide the CHSPSC representative with appropriate drawings indicating:

i. the location and lay-out of the installation site;

ii. the location of existing and proposed site wiring (power and communications) and the paths and lengths thereof; and

iii. the location of other equipment capable of generating electrical noise, electromagnetic interference, heat, etc.;

(2) Make alterations to the premises as reasonably necessary to meet wiring and other site requirements;

(3) Provide and install all communication cables, wall jacks, special connectors and associated hardware;

(4) Install all necessary power distribution boxes, conduits, grounds, lightening protection and associated hardware;

(5) Install all required auxiliary power protection and air conditioning;

(6) Provide reasonably required storage or service areas;

(7) Use commercially reasonable efforts to ensure the environmental requirements of the Equipment are met;

(8) Provide floor coverings and environmental systems that reasonably control static electricity build-up and discharge; and

(9) Comply with all applicable federal, state and municipal laws, codes and regulations (including, without limitation, electrical, building, safety and health laws) with respect to activities to be performed hereunder by Customer.

Clauses (1) through (9) above set forth only the minimum standards, are not intended to be comprehensive and do not modify the obligations of Customer to follow the reasonable instructions and recommendations of CHSPSC relating to the use of the Software and the Systems.

If CHSPSC determines that purchase or replacement of Equipment is mandated for CHSPSC facilities, then it will be mandated for Customer Facilities. If purchase or replacement of Equipment is determined by CHSPSC to be optional for CHSPSC facilities, then it will be optional for Customer Facilities. Customer acknowledges that if it elects not to purchase or replace Equipment as requested by CHSPSC, Customer shall not hold CHSPSC responsible for any loss of functionality or performance to the extent that such loss of functionality or performance is caused by the failure to purchase or replace Equipment as requested by CHSPSC.

6. Maintenance and Support Services.

(a) CHSPSC shall provide maintenance services for the Equipment through CHSPSC’s third-party maintenance providers.

(b) Subject to availability, CHSPSC will provide additional on-site installation support to Customer as provided in Schedule C. CHSPSC will provide customer assistance through its customer support center in a manner consistent with that provided to CHS Entities that receive similar services. Customer shall follow support request procedures as identified in Schedule D and fulfill Customer responsibilities in documenting support request and other Customer responsibilities as defined in Schedule D.

(c) CHSPSC shall not be required to provide maintenance or support Services to any portion of the Software that has been altered by Customer (without the prior written approval of CHSPSC or as permitted under this Agreement or the Documentation) if such alteration adversely affects CHSPSC’s ability to provide such Services, as determined by CHSPSC in its reasonable discretion.

(d) Customer, at its sole cost and expense, may utilize other vendors of computer systems requiring interface with the Systems provided hereunder and, upon prior written notice to and approval by CHSPSC, CHSPSC shall cooperate with such vendors or Customer in the development and maintenance of necessary interfaces with the Systems, provided that CHSPSC shall have the first right to provide programming support in respect of such interfaces. If CHSPSC is interested in providing an interface, a cost estimate will be provided by CHSPSC to Customer for its approval. If approved, the work will be scheduled by CHSPSC. The interface will be provided by CHSPSC to Customer for testing and sign off. Payment shall be due to CHSPSC thirty (30) days after receipt of the invoice for the work. CHSPSC will work with a third party vendor selected by Customer to supply, implement and test any CHSPSC existing interface transactions on a time and materials basis. Where feasible, CHSPSC will also adapt existing interfaces to add existing accessible data elements to transactions on a time and materials basis. CHSPSC will review data elements that do not exist on CHSPSC systems for potential additions on a time and materials basis but retains the right to reject such additions in its sole discretion. All costs and expenses incurred by CHSPSC pursuant to this Section shall be reimbursed by Customer based on statement of work estimates provided by CHSPSC in accordance with Schedule C. Except as provided in this paragraph, CHSPSC shall have no obligation to provide Services for systems provided by a person other than CHSPSC or a vendor preferred by CHSPSC. All such Services shall be Customer’s responsibility and at Customer’s cost.

(e) The provision of Services may result in the disclosure to CHSPSC of third-party confidential or proprietary information in possession of Customer and in which CHSPSC has no rights. Customer shall indemnify and hold harmless CHSPSC from the failure of Customer to obtain any third-party consents that may be required so that CHSPSC may provide the Services.

(f) In the event Customer requires services beyond those provided in this Agreement, or as a result of Customer’s use of Software or Systems other than in conformity with applicable specifications, then to the extent that CHSPSC agrees to provide additional services, the services shall be provided based on statement of work estimates provided by CHSPSC in accordance with Schedule C.

(g) CHSPSC agrees to make its Wide Area Network available to Customer for access and use by Customer and by the Facilities, Contract Entities and Affiliates of Customer that Customer may designate from time to time.

(h) CHSPSC has provided Customer with a copy of its current disaster recovery plan. CHSPSC shall maintain a commercially reasonable disaster recovery plan in effect with respect to the Services throughout the Term and shall give Customer written notice from time to time of the individual named as disaster recovery administrator to manage the plan. CHSPSC shall promptly advise Customer of any material changes in the disaster recovery plan. The purpose of the disaster recovery plan will be to provide a cost-effective means to reduce the amount of the time required to restore the Services and system functionality in the event of a catastrophic failure at a single data center versus completely rebuilding the computing infrastructure and to satisfy the requirements of HIPAA. The plan will be periodically tested, and the results made available to Customer upon request. Upon Customer’s reasonable advance request, such testing will include one or more Facilities at mutually agreed dates and times, consistent with the operational needs, plans and abilities of both parties. The results of disaster recovery plan testing with respect to any Facility will be promptly provided to Customer. CHSPSC shall allow Customer to designate one employee of Customer to attend the periodic CHSPSC meetings at which it reviews the disaster recovery plan and the results of testing. CHSPSC shall provide Customer with reasonable advance written notice of such meetings and allow the designated Customer employee to participate by conference call at Customer’s request.

7. Customer Linkage. The QHC IT Liaison (the “QHC IT Liaison”), or such other person as may be designated from time to time by CHSPSC, will support the Customer and provide account management services. The QHC IT Liaison and Customer will conduct a joint effort to define overall Customer objectives and develop an information technology plan whereby CHSPSC can assist in meeting these objectives. This process will allow for long-range planning and budgeting for system growth, system requirements and resource planning to meet stated objectives. CHSPSC shall continue to cooperate and work with Customer to address confidentiality, security and privilege requirements, to satisfy the need to produce electronically stored information that is generated, transferred or maintained using the Services and to help implement such strategies and procedures as Customer may adopt from time to time to more effectively address its information management needs. The QHC IT Liaison and a Customer representative shall meet monthly to review service performance, remediation efforts, invoice/billing issues, and planned events.

8. Confidentiality; Proprietary Rights.

Notwithstanding the following or any other provision of this Agreement, the Business Associate Agreement shall take precedence over and supersede this Section 8 and any other provision of this Agreement to the extent of any conflict or inconsistency between the terms of the Business Associate Agreement and the terms of this Agreement.

(a) As between CHSPSC and Customer, any and all PHI, data, e-mails, information, reports and materials of or relating to Customer, any of its Facilities, Contract Entities or Affiliates or any of their patients stored by CHSPSC, transmitted by CHSPSC or generated by CHSPSC (except as provided below) in the course of performing the Services and all portions, versions (whether de-identified or not), compilations or aggregations thereof (collectively, “Customer Data”) are and shall remain the sole and exclusive property of Customer; provided, however, that all e-mails, reports and other materials that CHSPSC generates solely for its internal purposes in connection with performing its obligations hereunder or administering this Agreement shall not be considered “Customer Data”. CHSPSC shall have the right to use the Operational Customer Data (as defined below) as reasonably necessary to perform Services hereunder and to document its overall disaster recovery planning and other compliance activities. As used herein, “Operational Customer Data” means any Customer Data regarding the Services and Systems that are included in records of CHSPSC maintained in the ordinary course of its business, such as the results of any disaster recovery testing involving Customer Facilities. CHSPSC shall provide all Customer Data (or portions thereof) to Customer within thirty (30) days of the receipt of Customer’s request for such data or materials; provided, however, that CHSPSC may retain a copy of the Operational Customer Data (subject to the confidentiality provisions of this Agreement and the Business Associate Agreement) solely for compliance with applicable laws and regulations and resolution of any dispute arising under this Agreement until the applicable limitations period has expired, at which time CHSPSC shall, at Customer’s request, either return all of the Operational Customer Data to Customer or certify in writing to Customer that all of it has been destroyed. Notwithstanding the foregoing, (i) CHSPSC shall maintain copies of Customer Data for such periods of time as are required under this Agreement and for such other periods of time as CHSPSC, in its sole discretion, shall deem to be advisable.

(b) CHSPSC warrants that it will retain all information belonging to Customer in confidence and will neither use it nor disclose it to anyone without the prior written consent of Customer. Notwithstanding the foregoing, to the extent that CHSPSC is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information required to be kept confidential pursuant to this Section 8, CHSPSC agrees to maintain the confidentiality of such information and to provide prompt notice to Customer, so that Customer may seek an appropriate protective order or waive compliance by CHSPSC with this Section 8. If, in the absence of a protective order or the receipt of a waiver by Customer hereunder, CHSPSC in good faith determines that it is legally required to disclose such information, CHSPSC may disclose such information, and CHSPSC shall not be liable pursuant to this Section 8; provided, that (i) CHSPSC shall furnish only that portion of the information which it is advised by counsel to disclose and (ii) CHSPSC shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the disclosed portion of the information.

(c) CHSPSC will provide, and Customer agrees to comply with, reasonable security measures and procedures designed to (i) limit access to the Software and Customer Data to authorized personnel and (ii) minimize the possibility of unauthorized access. CHSPSC reserves the right to issue and change security procedures from time to time with notice to Customer, including passwords and user identification numbers, which may require acquisition and installation of additional applications, tools and/or equipment at Customer cost. Customer shall be responsible for safeguarding and controlling the use of passwords and user identification numbers assigned by CHSPSC. CHSPSC shall promptly provide Customer with written notice of any data breach or unauthorized access after CHSPSC becomes aware such actions have occurred.

(d) During the Term of this Agreement and thereafter, Customer shall keep confidential all information pertaining to the use or operation of the Software, disclosing such information only to those persons who need to have such information in order to utilize the Systems. Each party shall promptly inform the other of any suit or action instituted against it based upon a claim that the Software, Services or any portion thereof misappropriates or infringes a patent, copyright, trade secret or other proprietary right of a third party.

(e) The Software may include proprietary and copyrighted data or programs of third parties. Such data and programs are supplied to Customer pursuant to express authority of such third parties in licenses and agreements with CHSPSC.

(f) CHSPSC understands that Customer may from time to time evaluate how information is accessed, stored and transmitted using the Services with respect to a variety of legal requirements, including confidentiality, privilege and search ability. As part of the Services, CHSPSC shall work with client to implement such changes as Customer may reasonably request from time to time in order to better satisfy these needs.

9. Warranties. Subject to the limitations of this section and Section 10 hereof and subject to such limitations as are expressly provided elsewhere in this Agreement, CHSPSC represents and warrants that:

(a) CHSPSC will provide the Services in good faith and with due care consistent with the care that it exercises in performing such Services for itself. Customer acknowledges and agrees that CHSPSC does not regularly provide Services to third parties as part of its business, and, except as specifically stated elsewhere herein, CHSPSC does not otherwise warrant or assume any responsibility for its performance of the Services.

(b) CHSPSC has the legal right to license or sublicense to Customer the Software and to perform the Services. CHSPSC makes no warranties of any kind in connection with the services provided by any telephone company. CHSPSC makes no warranties of any kind with respect to the Equipment. Customer must look solely to the manufacturer of such Equipment for any warranties relating thereto.

(c) CHSPSC owns all right, title and interest in and to the Software, Documentation and other proprietary material provided under this Agreement, or otherwise has the right to grant to Customer the license to use same as set forth in this Agreement without violating, misappropriating or infringing upon any rights of any third party and without breach of any third-party license to CHSPSC.

(d) There is currently no actual or, to the knowledge of CHSPSC, threatened suit by any third party based on an alleged violation, infringement, misappropriation or breach by CHSPSC of the rights of any third party. CHSPSC shall not interfere with use of the Software and the Documentation in accordance with this Agreement and Customer shall not be disturbed or interfered with during the continuation of the license granted hereunder.

(e) The Software shall perform in accordance with the Documentation; provided, however, if a Customer makes an unauthorized modification to the Software, then this warranty shall not apply to the extent that the problem was caused by the unauthorized modification. CHSPSC will assist Customer with gaining priority or escalation of services from Third Party vendors providing service to both CHSPSC and Customer in order to meet all regulatory requirements by mandated deadlines.

(f) Each of CHSPSC’s employees, agents or representatives assigned to perform services hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be so performed in a manner compatible with Customer’s business operations at its premises.

(g) The Software provided under this Agreement, at the time it is supplied and throughout the Term hereof, shall be free of any virus, rouge program, time bomb, turn off instruction, or any other device however characterized that is potentially damaging to the Software, materials provided, other programs, data, computer hardware, computer software, telecommunications equipment or any other material or device in any manner whatsoever (collectively, “Malicious Code”). Throughout the Term of this Agreement, CHSPSC shall use commercially reasonable efforts to check the Software for Malicious Code and take appropriate action to prevent the propagation of Malicious Code in connection with the Services. CHSPSC shall promptly provide Customer’s employees or agents with written notice of the existence of any Malicious Code after CHSPSC becomes aware that Malicious Code is present in the Software.

(h) Customer is not an alpha or a beta site for the Software and will not be for any new services unless the prior written consent of Customer’s Chief Information Officer, Chief Executive Officer or Chief Financial Officer is obtained; provided, however, that notwithstanding the foregoing, the Facilities will become beta sites for certain CHSPSC Software such as CAPS and Autoca.

(i) The Documentation accurately reflects the functionality of the Services and the security policies and procedures as of the Effective Time and shall be promptly updated by CHSPSC during the Term of this Agreement to reflect any changes in the Services. The Documentation shall be complete and of a quality which shall enable a trained user to utilize the Services as contemplated by this Agreement. CHSPSC shall give Customer advance notice of any material changes in the Documentation with respect to new releases and any material changes in the security policies and procedures included therein. Changes in Documentation shall not adversely affect the scope of the warranty set forth in Section 9(a) above except for changes in Documentation that are made to reflect changes made in the Software pursuant to Section 3 above.

(j) The Services include data backup, disaster recovery and other functionality sufficient to enable Customer to satisfy the HIPAA Rules with respect to privacy and security.

CHSPSC shall use commercially reasonable efforts to develop modifications to the System to comply with changes in United States federal regulatory requirements. Such federal regulatory modifications will be developed and cost shared between CHSPSC and Customer facilities based on a “Fair Share Basis” of cost allocation. This will include, where possible, any direct costs associated with specific facilities and allocation of central cost to facilities based on net revenue proration, so long as Customer is entitled to receive Services under this Agreement. At Customer’s request, CHSPSC shall use all commercially reasonable efforts to modify the System to comply with state and local regulatory modifications.

THE FOREGOING WARRANTIES ARE THE EXCLUSIVE WARRANTIES UNDER THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS WARRANTIES AND COVENANTS HEREIN, CUSTOMER EXPRESSLY WAIVES AND SHALL NOT MAKE ANY CLAIM OF ANY KIND AGAINST CHSPSC ARISING OUT OF THE FAILURE OF PERFORMANCE OF ANY PIECE OF EQUIPMENT OF CHSPSC SOFTWARE OR THIRD-PARTY SOFTWARE, OR ARISING OUT OF THE BREACH OF ANY WARRANTY PROVIDED BY THE MANUFACTURER OF SAID EQUIPMENT. CHSPSC SHALL PASS THROUGH TO CUSTOMER THE BENEFITS OF ANY EXPRESS WARRANTIES RELATING TO THE EQUIPMENT AND THE THIRD-PARTY SOFTWARE, AND SHALL ASSIST CUSTOMER WITH ANY SUCH WARRANTY CLAIMS.

10. Limitation of Liability.

(a) Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement if such failure or delay arises out of a cause beyond the reasonable control of such party. Such causes beyond the reasonable control of a Party may include, without limitation, acts of God, a public enemy, civil or military authority, fires or other catastrophes, delays in transportation, riots or war. Failure to comply with the terms of this Agreement or the Documentation may result in serious damage to Customer’s Equipment, Software and Facilities. CHSPSC shall have no liability for damage to the extent that it resulted from Customer’s failure to comply with the terms of this Agreement or the Documentation provided by CHSPSC to Customer. Should the Software and/or the Services hereunder be made the subject of any claim alleging misappropriation or infringement of any patent, copyright, trade secret, trademark or other intellectual property rights of any third person, CHSPSC’s sole liability shall be, at its option, to procure the right to use the Software and provide the Services free of such liability or to replace or modify the Software and the Services to make them non-infringing while maintaining equivalent functionality. No person providing data or programs in the Software shall be deemed thereby to be engaging in the practice of medicine or dispensing medical services.

IN THE EVENT OF DELAYS, ERRORS OR OMISSIONS IN PROCESSING OR IN PROVIDING OR FAILING TO PROVIDE ANY OTHER SERVICES PROVIDED BY CHSPSC HEREUNDER, CHSPSC SHALL USE ITS REASONABLE BEST EFFORTS TO CORRECT SUCH ERRORS OR OMISSIONS, TO MAKE SUCH SERVICES AVAILABLE AND/OR RESUME PERFORMING SUCH SERVICES AS PROMPTLY AS REASONABLY PRACTICABLE AND AT NO ADDITIONAL CHARGE, PROVIDED THAT NOTICE OF SUCH ERROR OR OMISSION IS GIVEN WITHIN SEVENTY-TWO (72) HOURS AFTER PRODUCTION OF ANY REPORT. OTHERWISE, CHSPSC SHALL HAVE NO OTHER OBLIGATIONS OR LIABILITY FOR SUCH ERRORS, DELAYS OR OMISSIONS. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF DATA OR BUSINESS INTERRUPTION. FURTHERMORE, EACH PARTY’S LIABILITY TO THE OTHER FOR ANY SUCH DAMAGES CAUSED BY OR RESULTING FROM THE PERFORMANCE OR BREACH OF THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, SHALL BE LIMITED IN EACH CASE TO AN AMOUNT EQUAL TO $100,000 PER FACILITY AND $500,000 IN THE AGGREGATE, WHICH SUMS SHALL BE APPLIED AS A CREDIT AGAINST FEES.

(b) Notwithstanding the foregoing, the limitations of liability shall not apply to (i) the indemnification obligations set forth in this Section 10, (ii) breach of the confidentiality provisions set forth in Section 8 hereof or (iii) any act or omission that constitutes fraud, willful or wanton misconduct, gross negligence or other egregious conduct.

(c) Customer shall indemnify and hold harmless CHSPSC from and against any loss, damage or liabilities (including, without limitation, attorneys’ fees) resulting from claims, actions or lawsuits (“Losses”) asserted by or on behalf of third parties or which result from governmental action or are otherwise asserted against CHSPSC only to the extent that such Losses are determined to have resulted primarily from Customer’s fraud, willful misconduct, negligence or breach of the confidentiality provisions set forth in Section 8 hereof. CHSPSC will indemnify and hold harmless Customer from and against any Losses asserted by or on behalf of third parties or which result from governmental action or are otherwise asserted against Customer only to the extent that such Losses are determined to have resulted primarily from CHSPSC’s fraud, willful misconduct, negligence or breach of the confidentiality provisions set forth in Section 8 hereof or any breach of the Business Associate Agreement.

11. Term; Termination; Breach.

(a) This Agreement shall become effective at the Effective Time and shall continue during the Term, unless earlier terminated pursuant to the provisions of this Section 11, in which event this Agreement shall terminate upon the effective date of termination, as described in paragraph (b) below.

(b) This Agreement, and the Services and Systems provided hereunder, may be terminated prior to the expiration of the Term only as follows:

(1) by either Party with cause (if not cured within the cure period after notice as described in paragraph (c) below), by the giving of written notice by either party, in which event such termination shall be effective sixty (60) days after the giving of such notice; or

(2) by either Party in the event that the non-terminating Party files a proceeding, or has an order for relief entered with respect to it, under any federal or state bankruptcy laws now or hereafter in effect, by the giving of written notice by the other Party, in which event such termination shall be effective sixty (60) days after the giving of such notice.

(c) In the event of a breach of any obligation or covenant under this Agreement by Customer or CHSPSC, other than the obligation to pay money (other than payments disputed by Customer or CHSPSC in good faith), the party not in breach may give the party in breach written notice of the specifics of the breach and the party in breach shall have sixty (60) days (the “Cure Period”) in which to cure such breach or cause the breach to be cured. If the breach is not cured, or waived by the non-breaching party, within the Cure Period, then the non-breaching party shall be entitled to pursue any remedies it may have by reason of such breach. The non-breaching party’s remedy with respect to any breach which is not cured or waived within the Cure Period shall include, without limitation, terminating this Agreement with cause and/or commencing legal action against the other party for damages related to such breach. Failure to terminate this Agreement shall not serve to waive any breach hereof. If either party commences legal action alleging any breach of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys’ fees incurred by the prevailing party in connection therewith.

(d) If Services will no longer be provided under this Agreement due to the expiration of this Agreement or termination under any other circumstances, Customer shall have the right to immediately begin an orderly de-installation of the Services and the Systems as set forth herein; provided, however, that such a de-installation shall not otherwise relieve Customer and CHSPSC of their respective obligations stated elsewhere in this Agreement. CHSPSC shall continue to provide all Services hereunder and shall provide (as Additional Services) reasonable assistance to Customer to transition to another service provider or to provide the services itself.

(e) Following the termination of this Agreement and upon CHSPS’s request, unless CHSPSC has granted a license to Customer for CHSPSC Software or Customer has obtained a separate license for Third-Party Software, Customer shall deliver to CHSPSC all Software and related documentation (including copies thereof) or, at CHSPSC’s option, shall deliver to CHSPSC a sworn statement certifying that all Software and related documentation have been destroyed except for an archival copy that may be retained in order to (i) defend or assert any claim of CHSPSC or any third party, (ii) access and/or transition the Customer Data to a new system and/or (iii) to satisfy the requirements of applicable laws and regulations.

12. Miscellaneous

(a) Assignment. Except as set forth herein, neither this Agreement, nor any of the rights, licenses or duties set forth herein, may be Assigned (as defined below) by Customer without the prior written consent of CHSPSC. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b) Access to Books and Records. Upon written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, CHSPSC shall make available to the requesting party those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing its services. CHSPSC shall cause such materials to be available for inspection for at least four (4) years after the rendering of such Services and Systems. If CHSPSC carries out any of the duties of this Agreement with a value of $10,000 or more over a twelve (12) month period through a subcontract with a related individual organization, CHSPSC shall include this requirement in all such subcontracts. The parties agree that any attorney-client, accountant/client or any other legal privilege shall not be deemed waived by virtue of the provisions of this Section 12.

(c) Taxes. The prices and amounts specified to be payable by Customer hereunder do not, unless otherwise noted, include any sales, use, excise, value added, utility or other similar tax or charge which may be or hereafter become applicable to the Services and Systems provided hereunder. Consequently, in addition to such prices and amounts, the amount of any such taxes or charges which may be or hereafter become applicable shall also be payable by Customer to CHSPSC, except that Customer shall have no responsibility for payment of taxes on CHSPSC’ income or for payment of franchise taxes related to authorization of CHSPSC to conduct business in any state. In lieu of paying any such taxes that may otherwise be due, Customer may provide CHSPSC with a tax exemption certificate acceptable to the taxing authorities. Customer shall be given prompt written notice of any tax assessment against CHSPSC for which Customer is liable hereunder, and Customer shall have the right, at its own expense, to contest any such assessment prior to its payment by CHSPSC. In the event Customer exercises such right, it shall indemnify and hold harmless CHSPSC from liability for all interest and penalties relating to such contest. Customer shall control any such contest and CHSPSC shall provide information and assistance in connection with such contest to the extent reasonably requested by and at the expense of Customer.

(d) Divestiture of Facility. In the event that, during the Term of this Agreement, Customer divests any Facility or Affiliate that is then receiving any Systems or Services hereunder (each a “Divested Facility”), then in such event, Customer and the purchaser may elect to have the purchaser of such Divested Facility enter into a new agreement with

CHSPSC for the provision of Services and Systems on the same terms as this Agreement (other than the Term), at which time this Agreement shall terminate with respect to such Divested Facility and the fees charged hereunder with respect to the Divested Facility shall no longer be charged. CHSPSC shall provide the Services and Systems to the purchaser of the Divested Facility pursuant to a separate agreement for up to six (6) months after the closing of the divestiture at the same prices as would apply under this Agreement. CHSPSC shall also promptly enter into good faith negotiations with the purchaser of the Divested Facility for either a transition to another provider or a continuation of the Services and Systems after the term selected by the purchaser and shall propose to the purchaser a time period and fees for such transition or continuing services prior to closing of the divestiture. Any legal or other expenses reasonably incurred by CHSPSC in connection with actions taken in relation to Customer’s divestiture of a Facility shall be paid by Customer.

(e) Acquired Facility. In the event that, during the Term of this Agreement, Customer acquires any Facility or Affiliate then Customer may request services for the acquired Facility or Affiliate using the process described in Schedule C. If Customer desires to have CHSPSC conduct a pre-conversion assessment to determine the statement of work costs and time line, Customer will receive a statement of work for assessment costs. Customer will approve the assessment costs prior to the assessment being conducted. Conversion estimates are different from standard projects as defined in Schedule C in that preparation of full conversion statement of work efforts are extensive and CHSPSC must be compensated for the estimation costs.

(f) Hiring. During the Term of this Agreement neither party shall recruit, hire, offer employment to or refer for employment any of the employees of the other party, without such party’s prior written permission.

(g) Disputes. In the event that a dispute arises between CHSPSC and Customer which cannot be resolved in the normal course, the following dispute resolution procedure shall be followed: (i) within ten (10) business days of a written request by either party, then Customer’s Chief Information Officer (or designee) and CHSPSC’s QHC IT Liaison shall meet and resolve the issue; if these parties cannot resolve the issue within ten (10) business days of the meeting, then (ii) the issue shall be submitted to Customer’s CFO or designee and CHSPSC’s Senior Vice President and Chief Information Officer; if these parties cannot resolve the issue within fifteen (15) business days of submission to them, the parties may seek whatever other remedies are available. Notwithstanding anything to the contrary set forth in this Agreement, (A) during the pendency of any dispute, whether being resolved pursuant to the foregoing process, litigation or otherwise, the Parties shall each continue to perform all of their respective obligations hereunder during the pendency of the dispute (including the payment of undisputed fees) and (B) the obligation to escalate disputes in accordance with this subsection (f) shall not preclude either Party from seeking an injunction or other equitable relief with respect to breaches of confidentiality or other matters that have a risk of irreparable harm that may not be compensable with money damages.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to its conflict of law provisions. Any dispute hereunder shall be resolved in the state or federal courts having jurisdiction located in Nashville, Tennessee. CHSPSC and Customer each hereby expressly submits and consents in advance the jurisdiction of the United States District Court for the Middle District of Tennessee and each hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

13. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if sent by nationally recognized overnight courier (for next business day delivery, receipt requested), or certified mail, return receipt requested, to CHSPSC or Customer at the following addresses:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN 37067

Attention: SVP & CIO

And

QHCCS, LLC

1573 Mallory Lane, Suite 100

Brentwood, TN 37027

Attention: SVP and CIO

Any party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.

14. Entire Agreement; Amendment. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the Schedules or other documents delivered pursuant hereto. This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by CHSPSC and Customer.

15. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

16. Rights Cumulative; Waiver. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently. The failure by either party to enforce any term shall not be deemed to be a waiver of future enforcement of that or any other term of this Agreement.

17. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to constitute an original, but which together shall constitute one and the same instrument.

18. Severability. In the event that any provision hereof is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

19. Survival. Termination of this Agreement shall not affect the respective rights and responsibilities of the Parties to the extent that they arose prior to such termination. Unless otherwise provided herein, all provisions of this Agreement shall remain in full force and effect during any Wind-Down Period. The following Sections of this Agreement shall survive its termination (in addition to any Section which, by its terms, continues in effect after termination): Section 1 (Definitions), Section 8 (Confidentiality; Proprietary Rights), the Business Associate Agreement referenced in Section 8, Section 10 (Limitation of Liability), Section 12(b) (Access to Books and Records), Section 12 (f) (Disputes), Section 12(g) (Governing Law), Section 13 (Notices), Section 14 (Entire Agreement), Section 15 (Headings), Section 16 (Rights Cumulative; Waiver), Section 17 (Counterparts), Section 18 (Severability) and Section 19 (Survival).

IN WITNESS WHEREOF, the parties have caused this Computer and Data Processing Transition Services Agreement to be executed by their duly authorized representatives as of the day and date first referenced above.

CHSPSC, LLC

By:
Name:
Title:

QHCCS, LLC

By:
Name:
Title: